Exhibit 99.1

American Southwest Music Distribution Signs Definitive Merger Agreement to Acquire Ultimate Sports Resorts

Company Plans $5 Billion Construction of the One-Of-A-Kind Las Vegas Sports/Hotel/Casino Complex

HOLLYWOOD, Calif.--(BUSINESS WIRE)--American Southwest Music Distribution, Inc. (OTCBB:ASWD) announced today that it has signed a definitive merger agreement to acquire Ultimate Sports Entertainment, Inc. of Las Vegas, NV (www.ultimatesportsresort.com). The newly combined company will be renamed Ultimate Sports Resorts, Inc.

“We are extremely excited about the opportunity to merge with a visionary company in the process of building one of the most innovative projects in Las Vegas history. American Southwest has spent countless weeks evaluating the best opportunities which would enhance the value of our company for its shareholders,” said David Michery, CEO of American Southwest. “Once completed, this 116 acre all sports resort will be one-of-a-kind addition to Las Vegas as it will provide the first daytime, family friendly entertainment in the area with an unparalleled total sports experience suitable for all ages. We are pleased that Ultimate Sports has chosen to partner with American Southwest for this $5 billion venture.”

“Our build-out of 17 million sq ft. of `The Greatest Sports and Entertainment Destination in the World' requires a capital structure which includes the participation of Wall Street and the first tier banking community,” said Matt Rose, President and CEO of Ultimate Sports. “Achieving the project’s construction costs via the `private sector' has proven itself unrealistic. Once the determination was made to take our company public, a merger with American Southwest made perfect sense.”

Details of the merger were not released pending the approval of the shareholders of both companies.

About American Southwest Music Distribution, Inc.: American Southwest Music Distribution, Inc. (www.aswmd.com) is a publicly traded company partnering with Universal Records, a division of UMG Recordings Inc., to form a niche market in the production, marketing and distribution of fresh musical talent via traditional and nontraditional vehicles.

About Ultimate Sports Entertainment, Inc.: Ultimate Sports Entertainment, Inc. (www.ultimatesportsresort.com) is a privately held Nevada corporation in the business of developing and building an all encompassing total sports experience…“The Ultimate Sports Resort”. Components of the planned facility will include sports venues, sports activities, “Hall of Fame” quality sports memorabilia, 5,152 hotel rooms, 1 million sq ft. of convention space, 500 luxury condo’s and more.

Disclaimer: The Company relies upon the Safe Harbor Laws of 1933, 1934 and 1995 for all public news releases. Statements, which are not historical facts, are forward-looking statements. The company, through its management, makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessarily estimates reflecting the company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors. Factors which could cause actual results to differ materially from those estimated by the company include, but are not limited to, government regulation; managing and maintaining growth; the effect of adverse publicity; litigation; competition; and other factors which may be identified from time to time in the company's public announcements.

Contact:

American Southwest Music Distribution, Inc.

David Michery

562-242-8323

Ultimate Sports Entertainment

Matt Rose

702-270-2967